Exhibit 99.1

SAFEGUARD SCIENTIFICS PARTNER COMPANY THINGWORX
ACQUIRED BY PTC FOR $112 Million

Safeguard expects to realize a minimum of $40.5 million in aggregate cash proceeds, representing a 4x cash-on-cash return

Wayne, PA, December 30, 2013 - Safeguard Scientifics, Inc. (NYSE:SFE) today announced that its partner company ThingWorx, Inc. was acquired by PTC Inc. for approximately $112 million, plus an earn-out of up to $18 million. Safeguard expects to receive aggregate cash proceeds of $40.5 million, representing a 4x cash-on-cash return. Approximately $4.1 million of such proceeds will be held in escrow pending the expiration of an escrow period expiring December 30, 2015. Safeguard has the opportunity to receive up to an additional $6.5 million based on certain milestones achieved over future periods. This would increase Safeguard’s total return to approximately $47.0 million, representing a 4.7x cash on cash return.

“Before the ‘Internet of Things’ became part of our everyday vocabulary, the team at ThingWorx saw a unique opportunity to launch the first application platform to build and run Machine-to-Machine (M2M) and Internet of Things (IoT) applications,” said Erik B. Rasmussen, Managing Director, Technology at Safeguard and Board Member at ThingWorx. “This vision, coupled with a proven and successful management team, made ThingWorx an ideal partner for Safeguard. With the addition of ThingWorx, PTC leaps into the forefront in the IoT market. This is a sound, strategic move as PTC incorporates a best in class IoT platform into its existing product strategy, which can generate value in new ways as streams of real-time operational data are captured, analyzed, and shared to deepen a company’s understanding of its products’ performance, use, and reliability.”

Safeguard has deployed $10.0 million in ThingWorx since February 2011 and at the time of the acquisition had a 40% primary ownership position. In less than three years, ThingWorx ramped its product development, sales and marketing and in turn was recognized by Gartner, Harbor Research, Connected World, amongst others, as a leader in the IOT/ M2M industries. In addition, ThingWorx secured notable partnerships and customers in such industries as telecommunications, utilities, medical devices, agriculture, and transportation, as well as an emerging partner network of IoT-enabled service providers.

“For 60 years, Safeguard has been supporting entrepreneurs and funding innovations that are game changers in our personal and professional lives,” said Stephen T. Zarrilli, President and CEO at Safeguard. “Our track record demonstrates our ability to build value in our partner companies, making them attractive acquisition targets for top-tier, industry leading companies such as PTC. We congratulate the team at ThingWorx on this tremendous accomplishment and we wish them continued success in the future.”

PTC enables manufacturing companies worldwide to aggregate, analyze, and deploy product information to drive strategy and dynamic decision-making. The company's technology solutions transform the way products are created and serviced across the entire product lifecycle-from conception and design to sourcing and service. Headquartered in Needham, Mass., PTC employs over 6,000 professionals serving more than 27,000 businesses in rapidly-evolving, globally distributed manufacturing industries worldwide.

“We started this business back in 2009 and today find ourselves embarking on an exciting chapter in our company’s history,” said Russ Fadel, Co-Founder and CEO at ThingWorx. “This tremendous opportunity could not have been realized without support from Safeguard and the commitment of our employees. We look forward to working with the team at PTC to further enhance the IOT/M2M space. This is just the beginning.”

For the complete release issued by PTC Inc., click here: www.ptc.com/appserver/wcms/standards/textsub.jsp?&im_dbkey=159649&icg_dbkey=21

About Safeguard Scientifics
For 60 years, Safeguard Scientifics, Inc. (NYSE: SFE) has been synonymous with entrepreneurship and innovation. Founded in 1953 and based in the Greater Philadelphia area, Safeguard has a distinguished record of building market leaders by providing capital and operational support to entrepreneurs across an evolving and innovative spectrum of industries. Today, Safeguard targets healthcare and technology companies in medical technology such as devices and diagnostics, healthtech, specialty pharmaceuticals, financial technology, digital media, and Enterprise 3.0. www.safeguard.com.

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Forward-Looking Statements
Except for the historical information contained herein, statements in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, among others, the Company’s ability to make good decisions about the deployment of capital, the fact that our partner companies may vary from period to period, the Company’s substantial capital requirements and the absence of liquidity from our partner company holdings, the Company’s inability to obtain maximum value for our partner company holdings, market valuations in sectors in which our partner companies operate, the Company’s inability to control our partner companies, the need to manage assets to avoid registration under the Investment Company Act of 1940, risks associated with our partner companies, and other uncertainties described in the Company’s filings with the Securities and Exchange Commission. Many of these factors are beyond the Company’s ability to predict or control. As a result, past financial performance should not be relied on as an indication of future performance. The Company does not assume any obligation to update any forward-looking statements or other information in this press release.

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SAFEGUARD CONTACTS:
For Investor Relations
John E. Shave III
Vice President, Business Development and Corporate Communications
610.975.4952
jshave(at)safeguard(dot)com

For Media Relations
Heather R. Hunter
Director, Marketing Communications
610.975.4923
hhunter(at)safeguard(dot)com